EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and the related prospectus of Cinedigm Digital Cinema Corp. for the registration of 4,338,750 shares of Class A Common Stock of our report dated June 10, 2011, with respect to the consolidated financial statements, which included in Cinedigm Digital Cinema Corp.’s Annual Report on Form 10-K for the year ended March 31, 2011. We also consent to the reference to our firm under the caption “Experts" in such Registration Statement.

/s/ EisnerAmper LLP

Edison, New Jersey
August 2, 2011